Exhibit 99.1

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended

December 31, 2005, 2006, and 2007

White Mountains Re Group, Ltd.

Consolidated Financial Statements

For the years ended December 31, 2005, 2006, and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  White Mountains Re Group, Ltd.:

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of White Mountains Re Group, Ltd. (the “Company”), at December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 21, 2008

White Mountains Re Group, Ltd.

Consolidated Balance Sheets

As of December 31, 2006 and 2007

($ in millions, except share amounts)

	2006	2007
ASSETS
Fixed maturity investments, at fair value (amortized cost $3,693.9 and $3,844.2)	$3,743.7	$3,958.1
Equity securities, at fair value (cost $357.0 and $607.5)	407.3	665.1
Other long term investments, at fair value (cost $178.8 and $241.5)	188.3	249.3
Short-term investments, at amortized cost (which approximates fair value)	809.1	828.7
Total investments	5,148.4	5,701.2

Cash	56.1	71.4
Reinsurance recoverable on unpaid losses	1,142.5	806.4
Reinsurance recoverable on paid losses	126.6	35.8
Funds held by ceding companies	555.9	355.0
Securities lending collateral	121.0	222.7
Reinsurance premiums receivable	317.6	254.5
Investment in unconsolidated affiliate - Symetra	54.0	—
Prepaid reinsurance premiums	48.8	54.2
Deferred policy acquisition costs	143.0	136.9
Deferred U.S. tax asset, net	146.2	131.0
Investment income accrued	48.6	48.1
Amount receivable on unsettled investment sales	1.8	72.9
Other assets	100.3	119.8
Total assets	$8,010.8	$8,009.9

LIABILITIES, MINORITY INTEREST, AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,832.3	$3,470.7
Reserves for structured contracts	147.1	1.3
Unearned premium reserves	570.8	563.7
Securities lending payable	121.0	222.7
Debt	27.2	435.2
Deferred foreign tax liability, net	312.9	354.2
Deferred gain on reinsurance ceded	31.7	27.6
Ceded reinsurance payable	62.1	20.7
Funds held under reinsurance treaties	122.3	87.7
Amount payable on unsettled investment purchases	46.1	3.6
Other liabilities	239.6	275.1
Total liabilities	5,513.1	5,462.5

Minority interest - Prospector Offshore Fund (Bermuda), Ltd.	119.1	74.4

Shareholders’ Equity
Common shares, $1 par value; authorized: 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares, $0.01 par value ; 250,000 - 7.506% shares	—	—
Paid-in capital	1,744.5	2,017.5
Retained earnings	587.1	329.9
Accumulated other comprehensive income, after-tax	46.9	125.5
Total shareholders’ equity	2,378.6	2,473.0
Total liabilities, minority interest, and shareholders’ equity	$8,010.8	$8,009.9

See accompanying notes to the consolidated financial statements,

including Note 13 for Commitments and Contingencies.

White Mountains Re Group, Ltd.

Consolidated Statements of Income and Comprehensive Income (Loss)

For the Years Ended December 31, 2005, 2006, and 2007

($ in millions)

	2005	2006	2007
REVENUES
Gross premiums written	$2,165.2	$2,071.9	$1,952.0
Net premiums written	$1,488.0	$1,737.2	$1,752.4

Net earned premiums	$1,602.7	$1,549.2	$1,775.0
Net investment income	180.1	201.8	227.0
Net realized investment gains	41.5	76.1	67.9
Other revenue	33.5	47.8	2.1
TOTAL REVENUES	1,857.8	1,874.9	2,072.0

EXPENSES
Loss and loss adjustment expenses	1,344.3	1,064.4	1,166.8
Policy acquisition expenses	375.9	394.4	443.5
Other underwriting expenses	106.1	94.7	118.3
General and administrative expenses	15.9	29.3	23.6
Accretion of fair value adjustment to loss and loss adjustment expense reserves	10.9	1.5	5.4
Interest expense on debt	2.3	3.9	23.2
TOTAL EXPENSES	1,855.4	1,588.2	1,780.8

Pre-tax income	2.4	286.7	291.2
Income tax (benefit) expense	(42.0)	45.3	66.7

INCOME BEFORE MINORITY INTEREST, EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATE AND EXTRAORDINARY ITEM	44.4	241.4	224.5
Minority interest - Prospector Offshore Fund (Bermuda), Ltd.	(6.9)	(7.8)	(7.1)
Equity in earnings of unconsolidated affiliate - Symetra	28.0	26.6	—
INCOME BEFORE EXTRAORDINARY ITEM	65.5	260.2	217.4

Excess of fair value of acquired net assets over cost (see Note 2)	—	21.4	—

NET INCOME	65.5	281.6	217.4

Dividends on preference shares	—	—	(11.3)
NET INCOME AVAILABLE TO COMMON SHAREHOLDER	$65.5	$281.6	$206.1

COMPREHENSIVE (LOSS) INCOME NET INCOME	$65.5	$281.6	$217.4
Net change in unrealized (losses) from unconsolidated affiliate - Symetra	(31.8)	(25.7)	—
Net change in foreign currency translation	(44.7)	46.4	61.8
Net change in unrealized gain (loss) for investments held	21.3	37.6	(14.3)
Net change in interest rate swap	—	—	(2.3)
Recognition of net unrealized (losses) gains for investments sold	(54.6)	(40.6)	33.4
COMPREHENSIVE (LOSS) INCOME	$(44.3)	$299.3	$296.0

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2005, 2006, and 2007

($ in millions)

		Common /		Accumulated
		Preferred		other
	Total	Shares and		comprehensive
	Shareholder’s	paid-in	Retained	income,
	Equity	capital	Earnings	after-tax

BALANCES AT JANUARY 1, 2005	$1,911.0	$1,388.5	$373.1	$149.4

Net income	65.5	—	65.5	—
Net change in unrealized investment losses	(65.1)	—	—	(65.1)
Net change in foreign currency translation	(44.7)	—	—	(44.7)
Common dividends	(97.7)	—	(88.0)	(9.7)
Capital contribution from parent	250.0	250.0	—	—

BALANCES AT DECEMBER 31, 2005	$2,019.0	$1,638.5	$350.6	$29.9

Net income	281.6	—	281.6	—
Net change in unrealized investment losses	(28.7)	—	—	(28.7)
Net change in foreign currency translation	46.4	—	—	46.4
Cumulative effect adjustment for hybrid instruments	—	—	0.7	(0.7)
Common dividends	(45.8)	—	(45.8)	—
Capital contribution from parent	106.1	106.1	—	—

BALANCES AT DECEMBER 31, 2006	$2,378.6	$1,744.6	$587.1	$46.9

Net income	217.4	—	217.4	—
Net change in unrealized investment gains	19.1	—	—	19.1
Net change in foreign currency translation	61.8	—	—	61.8
Cumulative effect adjustment for taxes (FIN-48)	2.7	—	2.7	—
Common dividends	(466.0)	—	(466.0)	—
Issuance of Preference Shares, net of issuance cost	246.0	246.0	—	—
Dividends on Preference Shares	(11.3)	—	(11.3)	—
Net change in interest rate swap	(2.3)	—	—	(2.3)
Capital contribution from parent	27.0	27.0	—	—

BALANCES AT DECEMBER 31, 2007	$2,473.0	$2,017.6	$329.9	$125.5

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2006, and 2007

($ in millions)

	2005	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$65.5	$281.6	$217.4
Adjustments to reconcile net income to net cash provided by operations:
Excess of fair value of acquired net assets over cost (see Note 2)	—	(21.4)	—
Undistributed equity in earnings of unconsolidated insurance affiliate - Symetra	(28.0)	(11.0)	—
Reinsurance balances and funds held, net	100.0	224.4	215.1
Reinsurance recoverable on paid and unpaid losses	(644.7)	492.5	438.1
Deferred policy acquisition costs	22.8	(56.9)	11.3
Loss and loss adjustment expense reserves	893.0	(820.8)	(416.8)
Reserves for structured contracts	(151.3)	(78.5)	(146.0)
Unearned premiums, net	(84.2)	47.3	(32.8)
Net realized investment gains	(41.5)	(76.1)	(67.9)
Realized gain on sale of consolidated subsidiaries	(5.0)	(14.0)	(10.0)
Current and deferred income taxes	(78.8)	64.4	43.3
Other, net	(24.1)	22.4	(17.4)
NET CASH PROVIDED BY OPERATIONS	23.7	53.9	234.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Fixed maturity investments:
Purchases	(3,007.5)	(2,857.0)	(4,317.3)
Maturities/Calls	518.8	320.2	434.3
Sales	2,379.9	2,336.7	3,883.2
Purchases of equity securities	(102.0)	(120.9)	(685.2)
Sales of equity securities	164.6	175.5	320.8
Net change in other long-term investments	(26.5)	30.2	(33.7)
Net change in short-term investments	(11.9)	(272.3)	13.7
Net change in unsettled investment purchases and sales	12.4	20.5	(104.2)
Sales of consolidated subsidiaries, net of cash sold	19.3	122.2	26.2
Net cash from acquisitions	—	(33.0)	—
Sale of unconsolidated affiliate - Symetra	—	249.3	—
Other, net	0.3	0.2	0.2
NET CASH USED IN INVESTING ACTIVITIES	(52.6)	(28.4)	(462.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividend paid to parent	(35.0)	(31.1)	(412.0)
Cash dividends paid on Preference Shares	—	—	(11.3)
Net proceeds from issuance of senior notes	—	—	394.4
Settlement of interest rate contract	—	—	(2.4)
Issuance of Preference Shares, net of issuance cost	—	—	246.0
Capital contribution from parent	12.3	58.7	23.0
Payment of parent company debt	—	(116.0)	—
Payment of external debt	—	(7.0)	—
NET CASH FLOW (USED IN) PROVIDED BY FINANCING ACTIVITIES	(22.7)	(95.4)	237.7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11.0)	8.4	5.3
NET (DECREASE) INCREASE IN CASH DURING THE YEAR	(62.6)	(61.5)	15.3
CASH, BEGINNING OF YEAR	180.2	117.6	56.1
CASH, END OF YEAR	$117.6	$56.1	$71.4
SUPPLEMENTAL CASH FLOW INFORMATION NON-CASH FINANCING ACTIVITIES:
Dividend of certain investments to parent	$(62.7)	$(14.7)	$(54.0)
Capital contributions from parent	$237.7	$45.5	$4.0
Capital contributions of deferred gain on Sirius America
Insurance Company sale from parent	$—	$1.9	$—

See accompanying notes to the consolidated financial statements.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 1.        Organization

White Mountains Re Group, Ltd. (the “Company” or “White Mountains Re”) is a Bermuda domiciled holding company that provides reinsurance on a worldwide basis through its wholly-owned subsidiaries; Folksamerica Reinsurance Company (“FRC”), Sirius International Insurance Company (“Sirius International”) and White Mountains Re Bermuda, Ltd (“WMRB”). The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains shares are listed on the New York Stock Exchange.

FRC is a reinsurance company that is domiciled in the state of New York and mainly underwrites property, casualty, agriculture and accident and health reinsurance primarily in the United States of America, Canada, Continental Europe, Latin America, the Caribbean and Japan. Virtually all assumed reinsurance is obtained through reinsurance intermediaries. Sirius America Insurance Company (“Sirius America”) was a wholly-owned subsidiary of FRC through August 3, 2006 and was acquired in 2004. Sirius America was a property and casualty insurance company domiciled in the state of Delaware which was licensed to write direct insurance business through general agents and managing general agents in the United States of America. Stockbridge Insurance Company (“Stockbridge”) was a wholly-owned subsidiary of FRC through November 1, 2007. Stockbridge was a Minnesota domiciled run-off insurance company that was acquired on December 22, 2006 (See Note 2) by FRC. Commercial Casualty Insurance Company (“CCIC”) is a wholly-owned subsidiary of Folksamerica Holding Company (“Folksamerica Holdings”), parent of FRC. CCIC is a California domiciled insurance company that was acquired in 2004 and subsequently placed into voluntary run-off.

Sirius International is a reinsurance company that is domiciled in Sweden with branch offices in Stockholm; London, United Kingdom; Zurich, Switzerland; Singapore; Liege, Belgium; Copenhagen, Denmark; and Hamburg, Germany. Sirius International primarily provides property, casualty, aviation and space, accident and health reinsurance throughout Scandinavia, Europe and Asia.

WMRB is a Class III Bermuda reinsurance company licensed to write multi-line reinsurance. During 2007, White Mountains Re increased the capital of WMRB to $776 million as of December 31, 2007.

Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”) is a multi-line reinsurance company which was acquired in 2004 along with Sirius International and has been in run-off since 2002.

White Mountains Re Underwriting Services, Ltd (“WMRUS”) is a reinsurance advisory company specializing primarily in property and other short-tailed lines of reinsurance. WMRUS provides underwriting advice and reinsurance portfolio analysis services to FRC and Sirius International.

On April 2, 2007, White Mountains contributed its investment in Galileo Weather Risks Advisors Limited, a United Kingdom domiciled company and Galileo Weather Risk Management Ltd., a Bermuda domiciled company (collectively, “Galileo”) to the Company. As of March 31, 2007. Galileo’s principle balance sheet components included $65.0 million of cash and invested assets, $4.1 million of net liability for weather derivatives contracts, $25.3 million of liability for collateral received from derivative counterparties and $27.0 million of shareholder’s equity. Galileo provides products for the weather risk management business. Galileo sells its weather risk management products as derivatives that are designed to assist corporate and governmental customers, primarily energy companies, utilities and construction companies, in managing their economic exposure to variations in weather conditions. Galileo then manages its weather derivative portfolio through the employment of a variety of risk management strategies to preserve its expected margins. These strategies include geographical diversification of risk exposures and economic hedging through the use of derivatives traded in both the over-the-counter and exchange-traded derivative markets. Additionally, Galileo economically hedges its risk exposure by buying and selling similar weather risk contracts with different counterparties.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 2.                       Acquisitions and Dispositions

The Company has completed the following transactions:

•                  On September 30, 2005 Folksamerica Holdings sold one of its subsidiaries, California Indemnity Insurance Company, an inactive shell company, for total proceeds of $19.8 million, $19.3 million of which was paid in cash, and recognized a gain of approximately $5.0 million ($3.3 million after-tax) on the sale as other revenue.

•                  On August 3, 2006, the Company sold its wholly-owned subsidiary, Sirius America, to an investor group led by Lightyear Capital for $138.8 million in cash, which was $16.9 million above the book value of Sirius America at the time of the sale. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity and accounts for its remaining interest in Sirius America on the equity method. The Company recognized a gain of $14.0 million ($9.1 million after-tax) on the sale through other revenues in 2006 and White Mountains has deferred $2.9 million ($1.9 million after-tax) of the gain related to its remaining equity interest in Sirius America. White Mountains has contributed the $1.9 million to the Company, which the Company has recorded as a capital contribution.

•                  On December 22, 2006, the Company completed its acquisition of Mutual Service Casualty Insurance Company (“MSC”), a run-off insurer formerly affiliated with Country Insurance & Financial Services. As part of a sponsored demutualization and conversion to a stock company, MSC was renamed Stockbridge. The Company paid approximately $33.6 million for Stockbridge and recorded an after-tax extraordinary gain of $21.4 million, which represents the excess of fair value of acquired assets over the purchase price. The fair value of net assets acquired were $55.1 million, including $81.0 million of cash and investments, $55.5 million of reinsurance recoverables, $12.2 million of deferred tax assets, $91.2 million of loss and LAE reserves and $2.3 million of deferred tax liabilities. The Company did not acquire any infrastructure or employees and is managing Stockbridge’s run-off administration through the use of Third Party Administrators (“TPAs”), under the Company’s direction.

As part of the transaction, Country provided Stockbridge with approximately $25 million of reinsurance protection in excess of Stockbridge’s carried reserves as of September 30, 2006. On October 1, 2007, substantially all of the assets and liabilities of Stockbridge were transferred to FRC through a Transfer and Assumption Agreement (the “Portfolio Transfer”) approved by the New York Insurance Department (“New York Insurance Department”) and the Minnesota Department of Commerce. As a result of the Portfolio Transfer, Stockbridge was left with minimum capital and surplus to maintain its licenses. On November 1, 2007, White Mountains Re sold its 100% ownership interest in Stockbridge to an external party for approximately $26 million and recognized a gain of approximately $10.0 million ($6.5 million after tax) on the sale as other revenue.

NOTE 3.                       Summary of Significant Accounting Policies

The Company’s consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“US GAAP”). The following is a description of the significant accounting policies and practices employed by the Company.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities (see Note 8). All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements include all adjustments considered necessary by management to fairly present the Company’s financial position, its results of operations and its cash flows.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

Investments

Fixed maturity investments and equity securities are classified as “available for sale securities” in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and are reported at fair value as of the balance sheet date as determined by quoted market prices when available. When quoted market prices are unavailable, the Company calculates an estimated fair value using observable market inputs such as interest rates, yield curve, prepayment speeds, etc. Net unrealized investment gains and losses on available for sale securities are reported net, after tax, as a separate component of shareholders’ equity. Changes in net unrealized investment gains and losses, after tax, are reported as a component of other comprehensive income.

Asset-backed securities are included in fixed maturity investments and consist primarily of pooled collateralized mortgage obligations. Asset-backed securities are classified as available for sale and carried at fair value. Fair values for asset-backed securities are based on quoted market prices. Income on asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

Investment securities are regularly reviewed for impairment based on criteria that includes the extent to which cost exceeds market value, the duration of the market decline, the financial health of and specific prospects for the issuer and the Company’s ability and intent to hold the investment to recovery. Investment losses that are other than temporary are recognized in earnings. Realized gains and losses resulting from sales of investment securities are accounted for using the weighted average method. Premiums and discounts on fixed maturity investments are accreted to income over the anticipated life of the investment.

Short-term investments consist of money market funds, certificates of deposit and other securities which mature or become available for use within one year. Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2006 and 2007.

Investments in Limited Partnerships

The Company has investments in a number of limited partnerships, which are recorded in other long-term investments. Changes in the Company’s interest in limited partnership accounted for using the equity method are included in net realized investment gains. Changes in the Company’s interest in limited partnerships not accounted for under the equity method are reported, after-tax, as a component of shareholders’ equity, with changes therein reported, as a component of other comprehensive income.

Securities Lending

The Company participates in a securities lending program as a mechanism for generating additional investment income on its fixed maturity portfolio. Under the security lending arrangements, certain of its fixed maturity investments are loaned to other institutions for short periods of time through a lending agent. The Company maintains control over the securities it lends, retains the earnings and cash flows associated with the loaned securities and receives a fee from the borrower for the temporary use of the asset. The collateral is required at a rate of 102% of the fair value of the loaned securities, is controlled by the lending agent and may not be sold or re-pledged. In the event that the lending agent does not return the full amount of collateral to the security lending counter party, the Company is obligated to make up any deficiency. An indemnification agreement with the lending agent protects the Company in the event a borrower becomes insolvent or fails to return any of the securities on the loan. The fair value of the securities lending

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

collateral is recorded as both an asset and liability on the consolidated balance sheet. At December 31, 2007 and 2006, security lending collateral was invested entirely in securities rated AA or better by Standard and Poor’s. At December 31, 2007 and 2006, the fair value of securities held as collateral exceeded the amounts required to be returned to the security lending counter party by the lending agent upon return of the loaned securities. However, other than in the event of default by the borrower, this collateral is not available to the Company. Because of these restrictions, the Company considers its securities lending activities to be non-cash transactions.

Convertible bonds

The Company owns convertible bonds. The equity conversion option is considered an embedded derivative. Prior to January 1, 2006, in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), the Company bifurcated all equity option derivatives that were embedded in its convertible bonds. The original host instruments were reported, at fair value, in fixed maturity investments and the embedded derivatives were reported, at fair value, in other investments. Changes in the fair values of the equity options were included in realized investment gains (losses). Effective January 1, 2006, the Company adopted SFAS No. 155, “Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140” (“SFAS 155”). SFAS 155 eliminated the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis with changes in fair value of the entire instrument recorded through income as realized investment gains (losses). Prior to the adoption of SFAS 155, the Company had recorded $14.7 million related to the host instrument in fixed maturity investments and $7.4 million for the equity conversion option in other investments. Upon adoption of SFAS 155, the Company recorded an adjustment of $0.7 million to reclassify net unrealized gains on investments to opening retained earnings to reflect the cumulative effect of adoption. The fair value of convertible bonds at December 31, 2006 and 2007 was $49.7 million and $96.9 million, respectively and was included in fixed maturity investments.

Warrants

The Company accounts for its investments in warrants in accordance with SFAS 133 as derivatives. Generally, warrants are recorded in other long-term investments at fair value, which changes therein recorded in realized investment gains or losses in the period in which they occur.

At December 31, 2005, the Company held warrants to acquire 3.6 million common shares of Montpelier Re Holdings, Ltd. (“Montpelier”) at $16.67 per share (as adjusted for stock split) that were exercisable until December 2011. The major assumptions used in the valuation of the Montpelier warrants were a risk-free rate of 4.35%, volatility of 30% and an expected life of approximately 5 years. The fair value of the warrants as of December 31, 2005 was $25.3 million. During 2006, the Company sold its investment in Montpelier warrants to its parent, White Mountains, for its carrying value at the date of sale. No gain or loss was realized on this sale.

At December 31, 2006, the Company held warrants to acquire 1.1 million common shares of Symetra Financial Corporation (“Symetra”) at $100 per share. The Company used a Black-Scholes valuation model to determine the fair value of the Symetra warrants. At December 31, 2006, the major assumptions used in valuing the Symetra warrants were a risk-free rate of 4.70%, volatility of 25%, and an expected life of approximately 5 years. The Symetra warrants are included in the investment in unconsolidated affiliate - Symetra line on the consolidated balance sheet with changes in fair value included in realized investment gains (losses) in the consolidated statements of income and comprehensive income (loss). During the first quarter of 2007, the Company dividended its investment in Symetra warrants to White Mountains at its carrying value of $54.0 million (see Note 11).

Derivatives – Variable Annuity Reinsurance

The Company entered into agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Guaranteed minimum accumulation benefits (“GMABs”) are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant’s total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes and are accounted for under SFAS 133. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits (“GMDBs”) are paid to the annuitant’s beneficiary for shortfalls between accumulated account value at the time of an annuitant’s death and the annuitant’s total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. GMDBs are accounted for as life insurance liabilities in accordance with Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts”. The liability for the reinsured GMDB contracts has been calculated based on investment returns, mortality, surrender rates and other assumptions and is recognized over the contract period.

The valuation of these liabilities involve significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

Concurrent with the agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, the Company entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a subsidiary of White Mountains, whereby 100% of the liability of the Company is retroceded to WM Life Re. As a result, the Company had amounts due to (from) WM Life Re in the amount of $13.8 million and $(12.7) million and is recorded in other liabilities and other assets. The Company also has amounts due from (to) the Japanese ceding company in regards to the variable annuities of $13.8 million and $(12.7) million and is recorded in other assets and other liabilities on the Company’s December 31, 2006 and 2007 consolidated balance sheet. For the years ended December 31, 2006 and 2007, the Company recorded fee income of $0.1 million and $0.3 million, respectively, from WM Life Re.

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions.

Premium Revenue

The Company accounts for the insurance and reinsurance policies and contracts that it writes in accordance with the provisions of SFAS No. 60, “Accounting and Reporting by Insurance Enterprises”. Premiums written, which include the effect of premium adjustments on contracts that require deposits, experience-rated contracts, as well as reinstatement premiums, are recognized as revenues ratably over the terms of the related reinsurance treaties or policies in force. Unearned premiums are established to cover the unexpired portion of premiums written and are computed by pro rata methods on the basis of statistical data or reports received from ceding companies. Premiums written and changes in unearned premiums are presented after deductions for reinsurance ceded to other insurance companies.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs represent commission and brokerage expenses, which are deferred and amortized over the applicable premium recognition period, generally one year. Deferred policy acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expense and unamortized acquisition costs exceeds related unearned premiums and investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

the excess deficiency. The Company’s business is not subject to any premium deficiency at December 31, 2007.

Loss and Loss Adjustment Expense Reserve

The estimated liability for loss and loss adjustment expense reserves (“LAE”) is based on individual case estimates and reports received from ceding companies. This liability also includes an estimate, which is based on historical experience and modified for current trends, and for loss and LAE that have been incurred but not reported (“IBNR”). The methods of determining such estimates and establishing the resulting reserves are regularly reviewed and modified to reflect current conditions. The estimated liability for unpaid loss and LAE also includes balances for certain types of latent injury (including asbestos) or toxic tort exposures that cannot be estimated with traditional reserving techniques since such exposures are subject to evolving legal interpretation and environmental liability reform. Accordingly, the reserves carried for these exposures represent management’s informed estimate based on currently available information. Such reserves are subject to a higher degree of potential variability than the reserves established for the majority of the book of business using traditional reserving techniques. Any adjustments relating to changes in reserve estimates are reflected in results of operations currently. Loss and LAE reserves are presented gross of reinsurance recoverables and incurred loss and LAE are presented net of ceded reinsurance.

In connection with the acquisitions of Sirius International (including its subsidiary at the time of the acquisition, Scandinavian Re) and Stockbridge, the Company was required to adjust to fair value the loss and LAE reserves on Sirius International acquired consolidated balance sheet and Stockbridge’s acquired balance sheet by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period in which these claims are settled (see Note 5).

Contingent Commissions

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers. The Company is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis. Amounts related to reinsurance contracts that meet “risk transfer” are recorded in accordance with SFAS No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts” (“SFAS 113”). Reinsurance contracts do not relieve the Company of its obligation to its ceding companies.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that the Company has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Reserves for Structured Contracts

The reserves for structured contracts represent deposit liabilities for reinsurance contracts that do not satisfy the conditions for reinsurance accounting established in SFAS 113. These contracts were written primarily by Scandinavian Re prior to its being placed into run-off in 2002. For insurance and reinsurance contracts that transfer only significant timing risk or that transfer neither significant timing risk nor significant underwriting risk, the amount of the deposit asset or liability is adjusted at the balance sheet date by calculating the effective yield on the deposit to reflect actual payments to date and expected future payments. Changes in carrying amount of the deposit are reported as a component of investment income. Fees related to these contracts are recorded as investment income and are earned using the effective yield method or evenly over the life of the contract depending upon contract terms.

Weather Contracts

Galileo offers weather and weather contingent risk management products, which at December 31, 2007, were all in the form of derivative financial instruments. All weather and weather contingent derivatives are recognized as either assets or liabilities in the consolidated balance sheet. The majority of Galileo’s business consists of receiving an upfront payment, carried as an asset, in exchange for bearing the risk of variations in quantifiable weather related index, carried as a liability. The fair value for Galileo’s derivative financial contracts are based upon quoted market prices, where available. Where quoted market prices are not available, management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. The gain or loss at the inception date for contracts valued based upon internal pricing models are deferred and amortized into income over the period at risk for each underlying contract. Galileo’s weather and weather contingent derivatives are not designed to meet the US GAAP criteria for hedge accounting. Accordingly, changes in the fair value subsequent to inception are recognized in the period in which they occur and are recorded in other revenues within the income statement.

Federal and Foreign Income Taxes

The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of the Company’s worldwide operations are domiciled and subject to tax in the United States, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities have been established for expenses and revenues recognized for financial statement purposes in periods different from those for income tax purposes, net of a valuation allowance against net deductible temporary differences, if applicable.

Safety Reserve

In accordance with provisions of Swedish law, Sirius International is permitted to transfer up to the full amount of its pre-tax earnings, subject to certain limitations, into an untaxed reserve (referred to as a safety reserve), which amounted to $1.4 billion at December 31, 2007. Under US GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholders’ equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss and LAE reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s safety reserves ($398 million at December 31, 2007) is included in regulatory capital at December 31, 2007. Access to the safety reserve is restricted to coverage of aggregate losses and requires the approval of Swedish regulatory authorities.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Foreign Currency Exchange

The U.S. dollar is the functional currency for all of the Company’s businesses except for the foreign reinsurance operations of FRC’s Canadian branch and Sirius International. The national currencies of the subsidiaries are their functional currencies since their business is primarily transacted in such local currency. Assets and liabilities that are translated from a foreign subsidiary’s functional currency into the Company’s reporting currency (the U.S. dollar), are translated at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the weighted average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholders’ equity net of deferred income taxes, in accumulated other comprehensive income or loss.

Assets and liabilities that are denominated in foreign currencies are translated into the functional currency using current exchange rates; revenues and expenses that are denominated in foreign currencies are translated into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. During 2005, 2006, and 2007, the Company recorded exchange (losses) gains of ($6.2) million, $20.7 million and ($12.5) million, respectively.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

	Opening	Closing	Opening	Closing
	Rate	Rate	Rate	Rate
Currency	2006	2006	2007	2007
Swedish Krona	7.9603	6.8640	6.8640	6.4304
British Pound	0.5798	0.5088	0.5088	0.4999
Canadian Dollar	1.1647	1.1603	1.1603	0.9792

Variable Interest Entities

Variable interest entities (“VIEs”) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE is present when an entity has a variable interest, or a combination of variable interests, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The entity with a controlling financial interest is the primary beneficiary and consolidates the VIE.

In accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46-R, “Consolidation of Variable Interest Entities”, the Company consolidates VIEs for which it is the primary beneficiary. The Company determines whether or not it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes a review of, among other factors, its capital structure, contractual terms, which interest creates or absorbs variability, related party relationships and the design of the VIE. Where qualitative analysis is not conclusive, the Company performs a quantitative analysis to calculate whether the Company’s financial interest in the VIE is large enough to absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected returns, or both (see Note 8).

Minority Interest – Prospector Offshore Fund (Bermuda), Ltd.

Minority interest consists of the ownership interests of noncontrolling shareholders in a consolidated limited partnership, and are presented separately on the consolidated balance sheets. The portion of income attributable to minority interest is presented in the consolidated statements of income and comprehensive income (loss) (see Note 8).

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Recently Adopted Changes in Accounting Principles

Federal State and Foreign Income Taxes

On January 1, 2007 the Company adopted FASB Interpretation no. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes when the impact of a given tax position should be recognized and how it should be measured. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, the Company must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

In connection with the adoption of FIN 48, the Company recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of reductions in its estimates of accrued liabilities. The effect of adoption has been recorded as an adjustment to opening retained earnings.

Hybrid Financial Instruments

On February 16, 2006, the FASB issues SFAS No. 155. “Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140” (“SFAS 155”). The Statement eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains. The fair value election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS 133 prior to adoption. The Statement is effective for fiscal years commencing after September 15, 2006 with early adoption permitted as of the beginning of an entity’s fiscal year.

The Company adopted SFAS 155 effective January 1, 2006. See Convertible bonds section of Note 3 for discussion of effect of adoption.

Recent Accounting Pronouncements

Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). The Statement provides a revised definition of fair value and guidance on the methods used to measure fair value. The Statement also expands financial statement disclosure requirements for fair value information. The Statement establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in SFAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (Level 1) followed by observable inputs other than the quoted prices (Level 2) and unobservable inputs having the lowest priority (Level 3). The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and must be adopted prospectively.  The Company will adopt SFAS 157 effective January 1, 2008. Upon adoption of SFAS 157 the Company expects that with the exception of its investments in limited partnerships, its fair value measurements will not change materially. The Company holds a number of investments in limited partnerships, the carrying value of which may be affected by the effect of the adoption of SFAS 157 by those partnerships. The limited partnerships that the Company holds investments in have not yet provided an assessment of the effects of adoption of SFAS 157. As a result, the Company is not yet able to determine the potential effect of adoption on the carrying value of its limited partnerships.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). The statement allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. Unrealized gains and losses on assets or liabilities for which

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

the fair value option has been elected are to be reported in earnings. The Statements requires additional disclosures for instruments for which the election has been made, including a description of management’s reasons for making the election. The Statement is effective for fiscal years beginning after November 15, 2007 will be adopted prospectively.  The Company will adopt SFAS 159 effective January 1, 2008. The Company has decided to make the fair value election for its portfolio of available for sale securities, and its investments in private equity investment partnerships. Upon adoption, the Company will increase retained earnings and decrease accumulated other comprehensive income by $41.2 million to reclassify net unrealized gains related to available for sale securities. Subsequent to adoption, the Company will report changes in fair value in earnings, before the effect of tax rather than through other comprehensive income, net of tax. The Company believes that making the election will result in reporting its investment results on a basis consistent with one of its operating principles, namely to manage investments for total return.

Business Combination and Non-controlling interests

In December 2007, the FASB issued SFAS 141 (Revised 2007), Business Combinations (“SFAS 141R”) and SFAS 160, Noncontrolling Interests – an amendment to ARB 51. SFAS 141R and SFAS 160 are effective for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating the potential effect of adoption. SFAS 141R requires the acquiring company to recognize the fair value of all assets acquired and liabilities assumed at their fair values at the acquisition date, with certain exceptions. This represents a basic change in approach from the old cost allocation method originally described in SFAS 141. In addition, SFAS 141R changes the accounting for step acquisitions since it requires recognition of all assets acquired and liabilities assumed, regardless of the acquirer’s percentage of ownership in the acquire. This means that the acquirer will measure and recognize all of the assets, liabilities and goodwill, not just the acquirer’s share. Assets and liabilities arising from contractual contingencies are to be recognized at the acquisition date, at fair value. Non-contractual contingencies are to be recognized when it is more likely than not that they meet the FASB Concepts Statement No. 6, Elements of Financial Statements, criteria for an asset or liability. Acquisition related costs, such as legal fees and due diligence costs would be expensed and would not be recognized as part of goodwill. Changes in the amount of deferred taxes arising from a business combination are to be recognized in either income or through a change in contributed capital, depending on the circumstances. Previously under SFAS 109, such changes were recognized through goodwill. The classification of insurance and reinsurance contracts are re-evaluated at the acquisition date only if their terms were changed in connection with the acquisition.

SFAS 160 requires all companies to account for minority interests in subsidiaries as equity, clearly identified and presented separately from parent company equity. Once a controlling interest has been acquired, any subsequent acquisitions or dispositions of noncontrolling interest that do not result in a change of control are to be accounted for as equity transactions. Assets and liabilities acquired are measured at fair value only once; at the original acquisition date, i.e., the date at which the acquirer gained control.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 4.        Investments

The cost or amortized cost and carrying values of investments in fixed maturity investments, other long-term investments, and equity securities at December 31, 2006 and 2007, were as follows (in millions):

				Net Unrealized
	Cost or	Gross	Gross	Foreign
	Amortized	Unrealized	Unrealized	Currency	Carrying
December 31, 2006	Cost	Gains	Losses	Gain (Losses)	Values
Fixed maturities:
US Government obligations	$734.2	$2.9	$(7.3)	$—	$729.8
Corporate securities	993.5	2.0	(14.5)	14.7	995.7
Municipal obligations	6.1	—	(0.1)	—	6.0
Asset-backed securities	1,357.0	1.4	(3.6)	2.3	1,357.1
Foreign government obligations	602.5	2.2	(5.5)	55.3	654.5
Preferred stocks	0.6	—	—	—	0.6
Total fixed maturity investments	$3,693.9	$8.5	$(31.0)	$72.3	$3,743.7

Other long-term investments:
Limited partnerships	$140.2	$11.0	$—	$(1.5)	$149.7
Prospector Partners Fund, L.P.	38.6	—	—	—	38.6
Total other long-term investments	$178.8	$11.0	$—	$(1.5)	$188.3

Equity securities	$357.0	$45.9	$(0.4)	$4.8	$407.3

				Net Unrealized
	Cost or	Gross	Gross	Foreign
	Amortized	Unrealized	Unrealized	Currency	Carrying
December 31, 2007	Cost	Gains	Losses	Gain (Loss)	Values
Fixed maturities:
US Government obligations	$782.7	$12.6	$(1.8)	$—	$793.5
Corporate securities	1,024.4	4.8	(17.7)	29.1	1,040.6
Municipal obligations	2.5	—	—	—	2.5
Asset-backed securities	1,362.6	6.7	(3.7)	1.6	1,367.2
Foreign government obligations	643.9	1.3	(4.8)	85.3	725.7
Preferred stocks	28.1	0.7	(0.2)	—	28.6
Total fixed maturity investments	$3,844.2	$26.1	$(28.2)	$116.0	$3,958.1

Other long-term investments:
Limited Partnerships	$198.9	$9.7	$(1.2)	$(0.7)	$206.7
Prospector Partners Fund, L.P.	42.6	—	—	—	42.6
Total other long-term investments	$241.5	$9.7	$(1.2)	$(0.7)	$249.3

Equity securities	$607.5	$62.3	$(19.1)	$14.4	$665.1

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The amortized cost and carrying value of fixed maturity investments as of December 31, 2007 by contractual maturity, are shown below (in millions). Expected maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized	Carrying
December 31, 2007	Cost	Value
Due in one year or less	$423.7	$461.3
Due after one year through five years	1,562.8	1,635.0
Due after five years through ten years	231.8	238.4
Due after ten years	138.3	130.7
Sub-total	2,356.6	2,465.4
Convertible Bonds	96.9	96.9
Asset-backed securities	1,362.6	1,367.2
Preferred Stocks	28.1	28.6
Total fixed maturity investments	$3,844.2	$3,958.1

Impairment

The Company’s portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities and is classified as available for sale. At December 31, 2007, over 98% of the Company’s fixed maturity investments were rated as investment grade by Standard & Poor’s or by Moody’s Investors Service if a given security was unrated by Standard & Poor’s. The Company expects to continue to invest primarily in high quality, fixed maturity investments. Nearly all the fixed maturity investments currently held by the Company are publicly traded, and as such are considered to be liquid.

Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income but serve to reduce comprehensive net income and shareholders’ equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive net income and shareholders’ equity but serve to reduce net income.

The Company’s methodology of assessing other-than-temporary impairments is based on security-specific facts and circumstances as of the balance sheet date. As a result, subsequent adverse changes in an issuers’ credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact net income but would not impact comprehensive net income or shareholders’ equity.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table presents an analysis of the continuous periods during which the Company has held investment position, which were carried at an unrealized loss as of December 31, 2007 (excluding short-term investments), (in millions):

	0-6	6-12	>12
December 31, 2007	Months	Months	Months	Total
Fixed maturity investments:
Number of positions	86	45	116	247
Market value	$685.7	$296.7	$782.3	$1,764.7
Amortized Cost	694.9	304.7	793.3	1,792.9
Unrealized loss	$(9.2)	$(8.0)	$(11.0)	$(28.2)

Equity securities:
Number of positions	225	64	3	292
Market value	$151.4	$7.6	$1.0	$160.0
Cost	168.1	9.9	1.1	179.1
Unrealized loss	$(16.7)	$(2.3)	$(0.1)	$(19.1)

Other long term investments:
Number of positions	4	—	—	4
Market value	$14.1	$—	$—	$14.1
Cost	15.3	—	—	15.3
Unrealized loss	$(1.2)	$—	$—	$(1.2)

Total:
Number of positions	315	109	119	543
Market value	$851.2	$304.3	$783.3	$1,938.8
Amortized cost/Cost	878.3	314.6	794.4	1,987.3
Unrealized loss	$(27.1)	$(10.3)	$(11.1)	$(48.5)

The Company believes that the gross unrealized losses relating to its fixed maturity investments at December 31, 2007, resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. The Company views these decreases in value as being temporary because it has the intent and ability to retain such investments until recovery. However, should the Company determine that it no longer has the intent and ability to hold a fixed maturity investment that has an existing unrealized loss resulting from an increase in market interest rates until it recovers, this loss would be realized through the consolidated statements of income and comprehensive income (loss) at the time that such determination is made. The Company also believes that the gross unrealized losses recorded on its equity securities and other long term investments at December 31, 2007 resulted primarily from decreases in quoted market values from the dates that certain investments securities within that portfolio were acquired as opposed to fundamental changes in the issuer’s financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. However, due to the inherent risk involved in investing in the equity markets, it is possible that the decrease in market value of these investments may ultimately prove to be other-than-temporary. At December 31, 2007, the Company’s investment portfolio did not include any investment securities with an after-tax unrealized loss of more than $3.0 million for more than a six-month period.

During 2005, 2006, and 2007, the Company recorded $0.5 million, $1.2 million, and $2.6 million of pre-tax other-than-temporary impairment charges, all related to equity securities. The Company recorded the

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

other-than-temporary impairments because the unrealized loss position on these securities, over the six-month periods ended December 31, 2005, 2006, and 2007 was greater than 20% of the Company’s cost, and also because certain factors have been reported by those companies that affect the likelihood that the Company will recover the original cost of its investment.

As of December 31, 2006 and 2007 the Company reported $1.8 million and $72.9 million in accounts receivable, and $46.1 million and $3.6 million in accounts payable on unsettled trades, respectively.

Investments carried at approximately $139.7 million and $163.2 million as of December 31, 2006 and 2007 were on deposit with state and foreign regulatory authorities to comply with regulatory requirements. At December 31, 2006 and 2007, the Company had fixed maturity securities with a market value of $201.3 million and $183.9 million pledged as collateral for US workers compensation reserves. At December 31, 2006 and 2007, the Company had fixed maturity securities with a market value of $66.8 million and $46.2 million pledged to financial institutions as collateral for letter of credit obligations. Additionally, as of December 31, 2006 and 2007, the Company had investments of $474.4 million and $525.0 million pledged in a trust for the beneficiaries of third parties under certain assumed reinsurance contracts. Of these amounts $155.5 million and $207.0 million was for the benefit of Esurance Insurance Company (“Esurance”), a wholly-owned subsidiary of White Mountains.

Net investment income is comprised primarily of interest income associated with the fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments. Net investment income consisted of the following (in millions):

	2005	2006	2007
Investment income:
Fixed maturity investments	$132.9	$165.3	$184.2
Short-term investments	6.5	10.4	28.8
Equity securities	7.7	6.4	9.4
Montpelier warrants dividends	24.0	0.8	—
Interest on funds withheld and other	26.7	32.2	17.9
Total investment income	197.8	215.1	240.3
Less, investment expenses and other charges	(17.7)	(13.3)	(13.3)
Net investment income	$180.1	$201.8	$227.0

During 2005, Montpelier declared a special dividend of $5.50 per share, payable to holders of both its common shares and warrants to acquire its common shares. The Company recorded pre-tax investment income of $19.8 million in 2005 for this special dividend; it is recorded in net investment income. For the years ended December 31, 2005 and 2006, the Company also recorded an aggregate of $4.2 million and $0.8 million in pre-tax investment income from Montpelier’s regular quarterly dividend. During 2006, the Company sold the investment in Montpelier to its parent, White Mountains, for its carrying value at the date of sale. No gain or loss was realized on this sale.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The composition of net realized investment gains for the years ended December 31, 2005, 2006 and 2007 consisted of the following (in millions):

	2005	2006	2007
Fixed maturity investments	$16.1	$(6.4)	$8.9
Equity securities	24.8	21.1	17.0
Montpelier warrants	(55.2)	0.8	—
Limited partnerships	51.5	54.4	42.0
Foreign exchange	(6.2)	—	—
Symetra warrants	10.5	6.2	—
Net realized investment gains	$41.5	$76.1	$67.9

Gross realized gains of $148.0 million, $103.1 million, and $122.8 million, and gross realized losses of $106.5 million, $27.0 million, and $54.9 million from these sales have been included in net realized investment gains in the consolidated statements of income and comprehensive income (loss) for the years ended December 31, 2005, 2006, and 2007, respectively.

NOTE 5.        Loss and Loss Adjustment Expenses

The Company establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured and reinsured events that have already occurred. The Company also obtains reinsurance whereby another reinsurer contractually agrees to indemnify the Company for all or a portion of the insurance and reinsurance risks underwritten by the Company. The Company establishes estimates of amounts recoverable from reinsurance in a manner consistent with the loss and LAE liability associated with insurance and reinsurance contracts offered to its customers (the “ceding companies” when referring to reinsurance), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by reinsurance recoverable on unpaid losses.

Loss and LAE reserve estimates reflect the judgment of both the ceding companies and the Company, based on the experience and knowledge of their respective claims personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, the Company establishes case reserves, including LAE reserves, based upon the Company’s share of the amount of reserves established by the ceding company and the Company’s independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, the Company establishes reserves in excess of its share of the reserves reported by the ceding company.

The Company establishes loss reserves based on an actuarial point estimate, which is management’s primary consideration in determining its best estimate of loss and LAE reserves. This “actuarial point estimate” is derived from a combination of generally accepted actuarial methods. In making its best estimate, management also considers other qualitative factors that may lead to a difference between its best estimate of loss and LAE reserves and the actuarial point estimate. Typically, these factors exist when management and the company’s actuaries conclude that there is insufficient historical incurred and paid loss information or that the trends included in the historical incurred and paid loss information are unlikely to repeat in the future. These factors may include, among others, changes in techniques used to assess underwriting risk, more accurate and detailed levels of data submitted with reinsurance applications, the uncertainty of the current reinsurance pricing environment, the level of inflation in loss costs, changes in ceding company reserving practices, and legal and regulatory developments. For current accident year business, the estimate is based on an expected loss ratio method. The parameters underlying this method are developed during the underwriting and pricing process. Loss ratio expectations are derived for each contract and these are aggregated by class of business and type of contract. These loss ratios are then

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

applied to the actual earned premiums by class and type of business to estimate ultimate losses. Paid losses are deducted to determine loss and LAE reserves.

For prior accident years, the Company gradually replaces this expected loss ratio approach with estimates based on historical loss reporting patterns. For both current and prior accident years, estimates also change when new information becomes available, such as changing loss emergence patterns, or as a result of claim and underwriting audits.

Once an actuarial point estimate is established by the Company, its actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated using similar methods to the point estimate calculation, but with different expected loss ratio and loss reporting pattern assumptions. For the low estimate, more optimistic loss ratios and faster reporting patterns are assumed, while the high estimate uses more conservative loss ratios and slower reporting patterns. These variable assumptions are derived from historical variations in loss ratios and reporting patterns by class and type of business.

Activity in the liability for unpaid loss and LAE for 2005, 2006, and 2007, is summarized as follows (in millions):

	Year ended December 31,
	2005	2006	2007
Gross beginning balance	$4,261.5	$4,785.6	$3,832.3
Less: reinsurance recoverable on unpaid losses at January 1	(1,346.5)	(1,878.5)	(1,142.5)
Net loss and LAE reserve balance at January 1	2,915.0	2,907.1	2,689.8

Incurred net losses related to:
Current year losses	1,308.4	834.3	1,135.6
Prior years losses (2)	35.9	230.1	31.2
Total net incurred losses and LAE	1,344.3	1,064.4	1,166.8

Loss and LAE reserves sold - Sirius America	—	(124.1)	—
Loss and LAE reserves acquired - Stockbridge (1)	—	38.3	—

Accretion of fair value adjustment to loss and LAE reserves	10.9	1.5	5.4
Foreign currency translation adjustment to loss and LAE reserves	(39.5)	35.2	39.8

Net paid losses related to:
Current year losses	271.9	187.8	450.7
Prior years losses	1,051.7	1,044.8	786.8
Total loss and LAE paid	1,323.6	1,232.6	1,237.5

Net balance at December 31,	2,907.1	2,689.8	2,664.3
Plus: reinsurance recoverable on unpaid losses at December 31,	1,878.5	1,142.5	806.4
Gross ending balance	$4,785.6	$3,832.3	$3,470.7

(1) Reinsurance recoverables on unpaid losses acquired in Stockbridge acquisitions totaled $52.9 million.

(2) During the years ended December 31, 2005, 2006 and 2007, the Company recorded $(22.8) million, $0.0 million, million and $9.1 million, respectively, of (unfavorable) favorable development on certain of its workers compensation reserves relating to a prior acquisition, which was offset dollar-for-dollar by a (decrease) increase in the principal amount of the adjustable note that the Company issued as part of the financing of that financing of that acquisition (see Note 15).

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Loss and LAE development – 2005

During the year ended December 31, 2005, the Company experienced $35.9 million of unfavorable development on prior accident year loss reserves. The majority of the adverse development resulted from a ground-up study of FRC’s asbestos claims that was completed in the third quarter of 2005. The study examined losses by all insureds that had reported over $250,000 of asbestos claims to FRC and a significant sample of all other insureds with reported asbestos claims of less than $250,000. Comparing estimates generated by the study to FRC’s exposed limits by underwriting year led to an increase of approximately $50 million in IBNR during the third quarter of 2005. This unfavorable development was partially offset by favorable development of approximately $15.9 million, stemming from the three most recent underwriting years. In addition, the Company recorded $22.8 million of unfavorable development on certain of its workers compensation reserves related to a prior acquisition, which was offset dollar-for-dollar by a reduction in the principal amount of the adjustable note that the Company issued as part of the financing of that acquisition (see Note 15).

Loss and LAE development – 2006

During the year ended December 31, 2006, the Company experienced $230.1 million of unfavorable development on prior accident year loss reserves. This unfavorable development resulted primarily from development from hurricanes Katrina, Rita, and Wilma of $91.7 million, $137 million of losses from the Olympus Indemnity Agreement (for a description of the Olympus Indemnity Agreement, see “Olympus Indemnity Agreement” in Note 6), $55 million of additional development from casualty losses associated with certain acquired businesses, partially offset by continued favorable run-off of the most recent underwriting years of $46 million and $19 million of favorable development from agriculture line of business.

In the second quarter of 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, FRC increased its gross loss estimates for hurricanes Katrina, Rita, and Wilma by $201 million. FRC believes that several factors influenced the timing and amount of the increase in its gross loss estimates. As a result of newly reported claims on off-shore energy and marine exposures, FRC set its gross loss and LAE reserves in 2006 on off-shore energy and marine exposures for hurricanes Katrina and Rita at full contract limits and also increased reserves on other exposures affected by hurricanes Katrina, Rita, and Wilma. Under the terms of FRC’s 2005 quota share reinsurance treaty with Olympus Reinsurance Company Ltd. (“Olympus”), $139 million of these losses, net of reinstatement premiums, from hurricanes Katrina, Rita, and Wilma recorded in 2006 were ceded to Olympus. However, Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006 under which it agreed to reimburse Olympus for up to $137 million of these losses, which has been recorded as loss and LAE expense during 2006.

Loss and LAE development – 2007

During the year ended December 31, 2007, the Company experienced $31.2 million of unfavorable development on prior accident year loss reserves. This unfavorable development was primarily from $63 million strengthening of asbestos and environments reserves (see A&E section of Note 5), $22 million arising from the Esurance quota share arrangement, $28 million strengthening of certain US casualty reserves as well as $7 million related to FRC’s Latin American Surety business. This adverse development was partially offset by favorable development of $91 million, primarily on property lines from prior accident years.

Fair value adjustment

In connection with of the acquisitions of Sirius International (including its subsidiary at the time of acquisition, Scandinavian Re) and Stockbridge, the Company was required to adjust to fair value the loss and LAE reserves on the acquired balance sheets by reducing loss and LAE reserves by $58.1 million and $6.7 million, respectively. These fair value adjustments are being accreted through an income statement charge ratably over the period in which these claims are settled. As such, the Company recognized $10.9 million, $1.5 million and $5.4 million of accretion for the years ended December 31, 2005, 2006, and 2007, respectively.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The fair values of Sirius International’s loss and LAE reserves and related recoverables acquired on April 16, 2004 and Stockbridge’s loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006, were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurer.  In estimating fair value, management adjusted the nominal loss reserves of Sirius International and Stockbridge and discounted them to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using the Sirius International’s and Stockbridge’s historical loss data. The resulting discount was reduced by the “price” for bearing the uncertainty inherent in the Sirius International’s and Stockbridge’s net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of Sirius International and Stockbridge, respectively, which is believed to be reflective of the cost that Sirius International and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with third party reinsurers.

Asbestos and environmental loss and loss adjustment expense reserve activity

The Company’s reserves include provisions made for claims that assert damages from asbestos and environmental (“A&E”) related exposures. Asbestos claims relate primarily to allegations of exposure to asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up costs obligations, particularly as mandated by federal and state environmental protection agencies. In addition to factors described above regarding the reserving process, the Company estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to higher legal costs typically associated with A&E claims.

The Company’s reserves for A&E losses at December 31, 2007 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase and industry settlement practices change, the Company may be subject to A&E losses beyond currently estimated amounts. The Company cannot reasonably estimate at the present time loss reserve additions arising from any such future unfavorable developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such unfavorable developments.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes reported A&E loss and LAE reserve activities for the years ended December 31, 2005, 2006, and 2007, respectively (in millions):

	Year ended December 31,
	2005		2006		2007
	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$68.1	$59.3	$147.7	$109.1	$135.6	$101.2
Outgoing reserves - Sirius America divestiture	—	—	(3.3)	(0.9)	—	—
Incoming reserves - Stockbridge acquisition	—	—	1.3	1.0	—	—
Incurred losses and LAE	91.3	62.0	(0.3)	(0.1)	58.5	51.7
Paid losses and LAE	(11.7)	(12.2)	(9.8)	(7.9)	(12.2)	(10.7)
Ending balance	147.7	109.1	135.6	101.2	181.9	142.2

Environmental:
Beginning balance	21.9	15.7	13.5	8.3	15.8	11.1
Outgoing reserves - Sirius America divestiture	—	—	(1.5)	(0.9)	—	—
Incoming reserves - Stockbridge acquisition	—	—	5.2	4.4	—	—
Incurred losses and LAE	(3.6)	(3.4)	(0.8)	(0.2)	12.9	11.6
Paid losses and LAE	(4.8)	(4.0)	(0.6)	(0.5)	(2.0)	(1.7)
Ending balance	13.5	8.3	15.8	11.1	26.7	21.0

Total asbestos and environmental:
Beginning balance	90.0	75.0	161.2	117.4	151.4	112.3
Outgoing reserves - Sirius America divestiture	—	—	(4.8)	(1.8)	—	—
Incoming reserves - Stockbridge acquisition	—	—	6.5	5.4	—	—
Incurred losses and LAE	87.7	58.6	(1.1)	(0.3)	71.4	63.3
Paid losses and LAE	(16.5)	(16.2)	(10.4)	(8.4)	(14.3)	(12.4)
Ending balance	$161.2	$117.4	$151.4	$112.3	$208.5	$163.2

During 2005, the Company completed a detailed ground-up asbestos exposure study. Comparing estimates generated by the study to FRC exposed limits by underwriting year led to an increase of approximately $50 million in IBNR for asbestos during the third quarter of 2005.

During the fourth quarter 2007, the Company completed a detailed ground-up asbestos exposure study and reviewed environmental reserves related to industry benchmarks. This study was an update to the analysis first performed in 2005. The study analyzed potential exposure to loss of all insureds that had reported at least $250,000 in losses to FRC through all reinsurance contracts as of June 30, 2007. This analysis entailed examining total expected asbestos losses and LAE from a variety of information sources, including asbestos studies, data reported to FRC as well as review of historical public filings. The resulting exposure from this analysis was compared against FRC’s reinsurance contract layers to derive an estimated expected loss. In addition, the Company analyzed a significant sample of all other insureds that had reported losses of less than $250,000 and extrapolated the sample findings to the entire population. FRC has also received notices of claims with no reported loss amounts from a number of other insureds. Based on the claims activity related to those insureds since the 2005 study, the Company estimated the future impact of these insureds to its exposure as well as the impact of future claims from insured that have not reported any claims to date.

In this study, the Company also sought to include adequate provision for future reported claims, premises/operations coverage in addition to products liability coverage and future adverse court decisions. To estimate this provision the Company measured the changes in the individual insured estimates from the 2005 study to the 2007 study to estimate future reported losses. The combined effect of all these estimates resulted in an increase of $51.7 million in IBNR asbestos losses and LAE.

In the fourth quarter of 2007, the Company also reviewed FRC’s exposure to environmental losses along with the industry benchmark known as “survival ratios”. The survival ratio, computed by taking the

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Company’s reserves divided by the average of its last three years net loss payments, indicates approximately how many more years of payments the current reserves can support, assuming future yearly payments are consistent with the average three-year historical levels. As a result of this review, an increase of $11.6 million for FRC’s loss reserves for environmental losses and LAE was recognized in the fourth quarter of 2007.

The Company’s A&E three year survival ratio was approximately 8 years and 13 years at December 31, 2006 and 2007, respectively.

NOTE 6.        Reinsurance

In the normal course of business, the Company seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers.

The effects of reinsurance on the Company’s subsidiaries written and earned premiums and on loss and LAE for the years ended December 31, 2005, 2006, and 2007 were as follows (in millions):

	2005	2006	2007
Gross written premiums:
Direct	$338.2	$236.2	$104.7
Assumed	1,827.0	1,835.7	1,847.3
Ceded	(677.2)	(334.7)	(199.6)
Net written premiums	$1,488.0	$1,737.2	$1,752.4

Gross earned premiums:
Direct	$347.6	$240.2	$108.2
Assumed	2,015.4	1,756.8	1,863.3
Ceded	(760.3)	(447.8)	(196.5)
Net earned premiums	$1,602.7	$1,549.2	$1,775.0

Gross losses and LAE incurred:
Direct	$224.3	$132.0	$87.8
Assumed	2,220.3	1,210.5	1,253.3
Ceded	(1,100.3)	(278.1)	(174.3)
Net losses and LAE incurred	$1,344.3	$1,064.4	$1,166.8

The Company has exposure to losses caused by hurricanes, earthquakes, winter storms, windstorms, terrorist acts and other catastrophic events. In the normal course of business, the Company seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance and reinsurance enterprises and by closely monitoring aggregate property exposures and related Probable Maximum Loss estimates (“PMLs”). To manage and analyze aggregate exposures and PMLs, the Company utilizes a variety of tools and analyses, including catastrophe modeling software packages. The Company regularly assesses its concentration of underwriting exposures in catastrophe prone areas and develops strategies to manage this exposure, primarily through limiting accumulation of exposure to acceptable levels and, if deemed necessary, the purchase of catastrophe reinsurance.

For the three years ended, December 31, 2007, the majority of the Company’s reinsurance protection was provided through FRC’s quota share retrocessional arrangements with Olympus and Helicon Reinsurance Company, Ltd. (“Helicon”), and through excess of loss protection purchased by Sirius International to cover property catastrophe and aviation exposures. These reinsurance protections are designed to increase

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

the Company’s underwriting capacity, where appropriate, and to reduce its potential loss exposure to any large, or series of smaller catastrophe events.

FRC ceded up to 75% of substantially all of its 2005 underwriting year short-tailed excess of loss business, mainly property and marine, and 50% of its 2005 underwriting year proportional property business and Sirius International ceded 25% of its 2005 underwriting year short-tailed proportional and excess of loss business to Olympus. FRC ceded 35% of its 2006 underwriting year short-tailed excess of loss business, mainly property to Olympus and Helicon with each sharing approximately 56% and 44%, respectively, FRC ceded 35% of its 2007 underwriting year short-tailed excess of loss business, mainly property to Olympus and Helicon with each sharing approximately 55% and 45%, respectively. The Company received fee income based on premiums ceded to Olympus and Helicon. FRC did not renew the quota share arrangements with Olympus and Helicon for 2008. Olympus will continue to be responsible to pay losses on exposures that have been ceded to it and will continue to earn premiums related primarily to the run-off of underwriting year 2007. Helicon was acquired by the Company on January 7, 2008.

The Company was also entitled to receive a profit commission with respect to the profitability of the business placed with Olympus and Helicon. However, this profit commission arrangement was subject to a deficit carryforward whereby net underwriting losses from one year carryover to future years. As a result of hurricanes Katrina, Rita, and Wilma, and several other significant loss events during 2005, Olympus recorded substantial net underwriting losses. Accordingly, the Company did not record a profit commission from Olympus or Helicon during 2005, 2006 or 2007 and does not expect to record profit commissions from Olympus or Helicon for the foreseeable future.

At December 31, 2006 and 2007, the Company had $655.0 million and $226.8 million of reinsurance recoverables due from Olympus. The Company’s reinsurance recoverables from Olympus recorded as of December 31, 2007, are fully collateralized in the form of assets in a trust, funds held and offsetting balances payable.

During 2005, 2006 and 2007, the Company ceded $451.6 million, $181.1 million and $96.0 million, respectively, in written premiums and $841.8 million, $327.4 million and $31.0 million, respectively, in loss and LAE to Olympus and Helicon. During 2005, 2006 and 2007, the Company earned $60.7 million, $12.3 million and $9.9 million of fee income from Olympus and Helicon.

Olympus Indemnity Agreement

In June 2006, following the receipt of new claims information reported from several ceding companies and subsequent reassessment of the ultimate loss exposures, the Company increased its gross loss estimates for hurricanes Katrina, Rita, and Wilma by $201 million. This increase was primarily from FRC’s off-shore energy and marine exposures attributable to retrocessional arrangements. As a result, FRC set its gross loss and LAE reserves as of June 30, 2006 on offshore energy and marine exposures for hurricanes Katrina and Rita at full contract limits. Starting January 1, 2006, FRC non-renewed its excess offshore energy and marine business in the Gulf of Mexico.

Under the terms of FRC’s 2005 quota share reinsurance treaty with Olympus, $139 million of the loss, net of reinstatement premiums, from hurricanes Katrina, Rita, and Wilma recorded in the second quarter of 2006 was ceded to Olympus. However, Folksamerica Holdings entered into the Olympus Indemnity Agreement on June 16, 2006, under which it agreed to reimburse Olympus for up to $137 million of loss and LAE with a date of loss of December 31, 2005 and prior, which were recorded as losses and LAE. Folksamerica Holdings also waived override commissions on premiums earned by Olympus after March 31, 2006 for reinsurance contracts recommended by the Company with an effective date of December 31, 2005 and prior. The Company expects that the commission waivers will total approximately $12 million.

Imagine Cover

In 2000, FRC purchased a reinsurance contract (the “Imagine Cover”) from Imagine Insurance Company, Ltd. of Barbados (“Imagine”) to reduce its statutory operating leverage and protect its surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain acquisitions. In

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

accordance with SFAS 113, the amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2006 and 2007, FRC’s reinsurance recoverables included $186.9 million and $163.6 million recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with FRC as the beneficiary of invested assets in a trust, with funds held, or through a letter of credit. As of December 31, 2003, the entire $115.0 million limit available under this contract had been fully utilized. At December 31, 2006 and 2007, FRC had recorded $29.3 million and $25.5 million in deferred gains related to retroactive reinsurance with Imagine. The Company is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $5.7 million, $7.5 million and $3.8 million of such deferred gains during 2005, 2006 and 2007.

ILW Covers

During 2006, FRC purchased a series of Second Event Industry Loss Warranty Covers (“ILW Covers”) for a total annual cost of $19 million. This reinsurance protection had a total limit of $150 million from multiple retrocessionaires. The ILW Covers were purchased to protect FRC’s balance sheet from the adverse impact of the occurrence of two significant natural peril catastrophic events in the United States during 2006 (“Loss Events”). Coverage was not dependent on the order in which the Loss Events occur, and FRC could only recover losses that it actually incurs as a result of the Loss Events. As of December 31, 2006, no Loss Events were reported under the ILW Covers. The ILW Covers were not renewed for 2007.

Top Reinsurers

Reinsurance contracts do not relieve the Company of its obligation to its ceding companies. Therefore, collectibility of balances due from its retrocessional reinsurers is critical to the Company’s financial strength. The following table provides a listing of the Company’s top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer’s A.M. Best Rating.

Top Reinsurers	Balance at	% of	A.M. Best	%
($ in millions)	December 31, 2007	Total	Rating (2)	Collateralized
Olympus (1) (3)	$226.8	27%	NR-4	100%
Imagine (1)	163.6	19%	A-	100%
Berkshire Hathaway Group	94.7	11%	A++	1%
London Life (1)	93.1	11%	A	100%
St. Paul Travelers	59.4	7%	A+	—

(1)          Represents non-U.S. insurance entities which balances are fully collateralized through Funds Held, Letters of Credit or Trust Agreements.

(2)          A.M. Best ratings as detailed above are: “A++” (“Superior”, highest of fifteen ratings), “A+” (“Superior”, second highest of fifteen ratings),  “A” (“Excellent”, third highest of fifteen ratings), “A-” (“Excellent”, fourth highest of fifteen ratings), and “NR-4” (Not Rated at company’s request).

(3)          Grossed up for amounts due to Olympus under the Olympus Indemnity Agreement.

NOTE 7.        Weather Contracts

For the year ended December 31, 2007, Galileo recognized $2.0 million of net losses on its weather and weather contingent derivatives portfolio, excluding unamortized deferred gain of $2.9 million. The fair values of Galileo’s risk management products are subject to change in the near-term and reflect management’s best estimate based on various factors including, but not limited to, realized and forecasted weather conditions, changes in interest or foreign currency exchange rates and other market factors. Estimating the fair value of derivative instruments that do not have quoted market prices requires management’s judgment in determining amounts that could reasonably be expected to be received from or

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

paid to a third party to settle the contracts.  Such amounts could be materially different from the amounts that might be realized in an actual transaction to settle the contract with a third party.

At December 31, 2007, Galileo had recorded a net liability of $4.2 million for exchange traded weather derivative contracts and a net liability of $13.7 million for weather derivative contracts valued based on internal pricing models.

Galileo’s weather risk management contracts, are summarized in the following table:

(Millions)
Net liability for weather derivative contracts at April 1, 2007	$4.1
Net consideration received during the period April 1 to December 31 for new contracts	11.6
Net payments made on contracts settled during the period April 1 to December 31	(0.8)
Net decrease in fair value on settled and unsettled contracts	3.0
Net liability for weather derivative contracts at December 31, 2007	$17.9	(1)

(1) Amount includes $2.9 million in unamortized deferred gains.

The following table summarizes the maturity of contracts outstanding as of December 31, 2007:

($ in millions)	Less than		Total
Source of Fair Value	1 Year	1-3 Years	Fair Value

Net liability for contracts actively quoted	$4.2	$—	$4.2
Net liability for internal contracts using pricing models	6.1	7.6	13.7

Total net liability for weather contracts outstanding	$10.3	$7.6	$17.9	(1)

(1) Amount includes $2.9 million in unamortized deferred gains.

NOTE 8. Prospector Offshore Fund (Bermuda), Ltd.

The Company has determined that the Prospector Offshore Fund (Bermuda), Ltd. (“the Fund”) is a VIE for which the Company is the primary beneficiary and is required to consolidate the Fund. The Fund is an open-ended mutual fund that pursues investment opportunities in a variety of equity and equity-related instruments, with principal focus on the financial services sector and a special emphasis on the insurance industry. At December 31, 2006 and 2007, the Company consolidated total assets of $211.1 million and $207.0 million and total liabilities of $70.0 million and $68.8 million of the Fund. In addition, at December 31, 2006 and 2007, the Company recorded a minority interest liability of $119.1 million and $74.4 million representing the noncontrolling interests in the Fund. For the years ended December 31, 2005, 2006 and 2007, the Company recorded $6.9 million, $7.8 million and $7.1 million of minority interest expense related to the Fund. At December 31, 2006 and 2007, the Company’s investment in the Fund is $22.0 million and $63.7 million. These amounts represent an ownership interest of 15.6% and 46.1%, respectively. During 2007, the Company purchased White Mountains’ interest in the Fund for $37 million, which represented its carrying value as of the date of purchase.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 9.        Employee Benefit Plans

The Company operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all companies´ employees and provide benefits to their employees in event of death, disability or retirement.

US

Folksamerica Holdings sponsors a defined contribution plan (the “401(k) Plan”) which offers its participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2006 and 2007, the 401(k) Plan owned less than 1% of the White Mountains common shares outstanding. The contributory plans provide qualifying employees with matching contributions of up to six percent of qualifying employees’ salary (subject to federal limits on allowable contributions in a given year). Participants become vested in the matching contributions based on years of service with full vesting upon completion of 5 years of service. Folksamerica Holdings contributed $1.4 million, $1.4 million and $1.3 million in 2005, 2006, and 2007, respectively.

In addition, certain members of senior management of the U.S. domiciled companies participate in the Folksamerica Deferred Compensation Plan. Participants elect to defer a portion of their compensation, which the Company places in a Rabbi Trust, the assets of which are dedicated to the payment of such future obligations in the absence of insolvency by FRC. At the direction of the participants, the trust proceeds are invested by FRC in various investment options. At December 31, 2006 and 2007, FRC had $19.6 million and $16.1 million in a Rabbi Trust for the benefit of the participants in this plan. The deferred compensation liability is recorded within other liabilities with the corresponding investments held in the Rabbi Trust included within other assets on the consolidated balance sheets.

Non-US

Employees of Sirius International can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated, Sirius International’s employees participate in “collective agreements” funded by Sirius International. These “collective agreements” are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where employees contribute 1.5% of their salary or more and Sirius International contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. The contribution percentage by Zurich employees are 40% and 60% by Sirius International. Sirius International contributed $3.4 million, $3.8 million, and $5.2 million in 2005, 2006, and 2007, respectively to these various plans.

Scandinavian Re sponsors a defined contribution plan which covers substantially all its employees. Under this plan, Scandinavian Re is required to contribute a percentage of each participant’s salary, determined by the participant’s years of service, into an individual account maintained by an independent pension administrator. Under Bermuda law, the employees must contribute at least 10% of their salary into the plan. Employees become vested in Scandinavian Re’s contributions after two years of service.

WMRUS sponsors a defined contribution plan which covers substantially all its employees. Under this plan, WMRUS contributes 10 percent of each participant’s salary into an individual account maintained by an independent pension administrator. Under Bermuda law, the employees must also contribute at least 10% of their salary into the plan. Employees become vested in WMRUS’ contributions after two years of service. WMRUS contributed $0.3 million in 2007.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 10.      Employee Performance Plans

The Company maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of the Company and its subsidiaries. In general, grants are earned subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of White Mountains’ Board of Directors. Results that significantly exceed pre-specified targets can result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are payable solely in cash or by deferral into certain non-qualified compensation plans of the Company. For the years ended December 31, 2005, 2006 and 2007, the Company expensed $10.8 million $7.6 million, and $12.3 million, respectively. Accruals maintained were $31.4 million and $28.0 million at December 31, 2006 and 2007, respectively, for open performance cycles for these plans.

NOTE 11.      Investment in unconsolidated affiliate – Symetra

The Company’s investment in unconsolidated affiliate – Symetra represented an operating investment in Symetra in which the Company had a significant voting and economic interest but did not control the entity. The Company accounted for its investment in unconsolidated affiliate - Symetra under the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

On August 2, 2004, the Company, Berkshire Hathaway Inc. (“Berkshire”) and several other private investors capitalized Symetra in order to purchase the life and investments operations of Safeco Corporation for $1.35 billion. The acquired companies focus mainly on group insurance, individual life insurance, structured settlements and retirement services. Symetra had an initial capitalization of approximately $1.4 billion, consisting of $1,065 million of common equity and $315 million of bank debt. The Company invested $194.7 million in Symetra in exchange for 2.0 million common shares of Symetra. In addition, the Company and Berkshire each received warrants to acquire an additional 1.1 million common shares of Symetra at $100 per share. The Company owned approximately 19% of the outstanding common shares of Symetra, which were accounted for under the equity method, and approximately 24% of Symetra on a fully-converted basis including the warrants, which are accounted for under the provisions of SFAS 133. Three White Mountains designees serve on Symetra’s eight member board of directors.

The Company recorded its initial investment in Symetra by allocating the $194.7 million purchase price between the common shares and the warrants. The allocation was determined by recording the warrants at their fair value of $35.4 million, with the remaining $159.3 million allocated to the common shares. The Company then recognized an extraordinary gain of $40.7 million, representing the difference between the initial cost of the common shares and the amount of the Company’s equity in the underlying net assets of Symetra, as required by APB 18.

During 2006 the Company received cash dividends from Symetra of $15.6 million on its common share investment which is accounted for as a reduction of the Company’s investment in Symetra in accordance with equity accounting. During 2006 the Company also received cash dividends from Symetra of $8.5 million on its investment in Symetra warrants that was recorded as net investment income.

In 2006, the Company sold its common stock investment in Symetra to White Mountains at its carrying value of $249.3 million. In 2007, the Company dividended its investment in Symetra warrants to White Mountains at its carrying value of $54.0 million.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The following table summarizes amounts recorded by the Company relating to its investment in Symetra (in millions):

	Common
	shares	Warrants	Total

Carrying value of investment in Symetra as of December 31, 2004	$267.7	$37.3	$305.0
Equity in earnings of Symetra (1)	28.0	—	28.0
Net unrealized loss from Symetra’s investment portfolio	(31.8)	—	(31.8)
Increase in value of warrants	—	10.5	10.5
Carrying value of investment in Symetra as of December 31, 2005	$263.9	$47.8	$311.7
Equity in earnings of Symetra (1)	26.6	—	26.6
Net unrealized loss from Symetra’s investment portfolio	(25.6)	—	(25.6)
Dividends	(15.6)	—	(15.6)
Increase in value of warrants	—	6.2	6.2
Investment in common stock sold to White Mountains	(249.3)	—	(249.3)
Carrying value of investment in Symetra as of December 31, 2006	$—	$54.0	$54.0
Dividend of Investment in warrants to White Mountains	—	(54.0)	(54.0)
Carrying value of investments in Symetra as of December 31, 2007	$—	$—	$—

(1)      Equity in earnings is net of tax of $0.

The following table summarizes financial information for Symetra as of December 31, 2006 (in millions):

2006
Symetra balance sheet data:
Total cash and investments	$17,558.6
Separate account assets	1,233.9
Total assets	20,114.6
Funds held under deposit contracts	15,986.2
Long-term debt	298.7
Separate account liabilities	1,233.9
Total liabilities	18,787.3
Common shareholders’ equity	1,327.3

The following table summarizes financial information for Symetra for the years ended December 31, 2005 and 2006 (in millions):

	2005	2006
Symetra income statement data:
Net earned premiums	$575.5	$525.7
Net investment income	994.2	984.9
Total revenues	1,628.2	1,568.4
Policy benefits	1,138.4	1,030.1
Total expenses	1,436.7	1,323.4
Net income	145.5	159.5
Comprehensive net (loss) income	(30.9)	22.4

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 12.      Transactions with Affiliates

White Mountains Advisors

White Mountains Advisors (“WMA”), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to the Company and its subsidiaries under an Investment Advisory Services Agreement. The Company incurred $7.9 million $8.3 million and $9.2 million of investment fees during 2005, 2006, and 2007, respectively. As of December 31, 2006 and 2007, the Company owed $2.1 million and $2.4 million, respectively, to WMA under this agreement.

Berkshire

General Reinsurance Corporation and its affiliates (“General Re”) are wholly-owned subsidiaries of Berkshire. As of December 31, 2006 and 2007, Berkshire owned approximately 16% of the common shares of White Mountains. Along with other Berkshire subsidiaries, General Re has provided reinsurance to subsidiaries of the Company. At December 31, 2006 and 2007, the Company had approximately $71.2 million and $94.7 million of reinsurance recoverables on paid and unpaid losses due from General Re and other Berkshire subsidiaries (see “Top Reinsurers” in Note 6).

FSAH

In May 2006, the Company was required to sell its 1% economic interest in Financial Security Assurance Holdings Ltd. (“FSAH”) back to FSAH’s parent, Dexia S.A., at its fair value of $56.6 million. Mr. Robert Cochran, a director of White Mountains, is Chairman and CEO of FSAH.

Prospector

Pursuant to a revenue sharing agreement, Prospector has agreed to pay White Mountains 6% of the revenues in excess of $500,000 of certain of Prospector’s funds in return for White Mountains Re having made a founding investment in 1997. White Mountains earned $0.7 million and $0.8 million during 2006 and 2007 under this arrangement.

At December 31, 2006 and 2007, the Company had $60.6 million and $42.6 million (White Mountains had $133.1 million and $146.8 million inclusive of the Company’s limited partnerships) invested in limited partnership investments managed by Prospector. In addition, Messrs. Barrette, the Chairman of the Board of White Mountains Re, and George Gillespie and John Gillespie, each directors of White Mountains, owned limited partnership investments managed by Prospector as of such date.

OneBeacon Insurance Company

During 2005 and 2006, Sirius International participated in quota share reinsurance arrangements with OneBeacon Insurance Company, (“OneBeacon”) a majority-owned subsidiary of White Mountains. OneBeacon ceded 12% of its net written premium to Sirius International during 2005 and 2006. During 2005 and 2006, Sirius International assumed $230.0 million and $178.0 million in written and earned premium, incurred losses of $122.3 million and $92.2 million, and incurred $86.2 million and $66.8 million in commissions under this agreement. This agreement was commuted in 2006. At commutation, cash and investments were used to settle the assets and liabilities ceded under this agreement.

Esurance

During 2006, Sirius International entered into a quota share reinsurance arrangement with Esurance, a wholly-owned insurance subsidiary of White Mountains. Under this agreement, Esurance ceded 85% of all its business classified as “private passenger automobile” to Sirius International for which Sirius International incurred a commission equal to 31.0% of net earned premium ceded. Effective January 1, 2007, Sirius International’s agreement with Esurance was terminated and replaced with a new agreement in which both Sirius International and FRC participate equally in an 85% quota share reinsurance arrangement. Under this new agreement, Esurance ceded 85% of its business classified as “private passenger automobile” to Sirius International and FRC, for which both companies incur a commission equal to 30% of the net written premium ceded. Loss and LAE reserves previously ceded to Sirius International under the old agreement continue to be the obligation of Sirius International. In addition, the

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

new agreement entitles Esurance to receive a profit commission in the event that the loss and LAE ratio for the business ceded is less than 64.5%. As of December 31, 2007, there was no profit commission due to Esurance. During 2006 and 2007, the Company assumed $269.2 million and $656.7 million of premiums written of which $130.0 million and $628.2 million was earned, incurred losses of $87.7 million and $465.8 million and commissions of $40.3 million and $188.5 million. As of December 31, 2006 and 2007, the Company has the following amounts recorded on their balance sheet in regards to this agreement:

	(in millions)
	2006	2007
Deferred policy acquisition costs:	$43.1	$50.3
Funds held by ceding companies:	$103.1	$123.8
Loss and LAE reserves:	$123.5	$218.6
Unearned premiums:	$139.2	$167.7

Other Relationships

Mr. Howard Clark, a director of White Mountains, is Vice Chairman of Lehman Brothers, Inc. (“Lehman”). Lehman has, from time to time, provided various services to the Company including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. George Gillespie, a director of White Mountains, serves as Special Counsel to Cravath, Swaine & Moore LLP (“CS&M”). CS&M has been retained by the Company from time to time to perform legal services. During 2007, among other services rendered, CS&M acted as the Company’s counsel for its Senior Notes and Preference Shares offerings.

Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). Folksamerica Specialty Underwriting, Inc. (“FSUI”), had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and FSUI, on the other. As a result of his interest in Fund III, during 2006 Mr. Gillespie utilized approximately $0.2 million from such tax credits. The loan was repaid in full during 2006.

NOTE 13.      Commitments and Contingencies

The Company leases its principal office space under non-cancelable leases expiring at various dates through December 2010. The future annual minimum rental payments required under non-cancelable leases for office space are as follows (in millions):

Year	Amount
2008	$10.0
2009	10.1
2010	7.6
2011	6.9
2012 and after	8.8
Total	$43.4

Total rental expense for the year ended December 31, 2005, 2006 and 2007 was $11.2 million, $11.0 million, and $10.8 million, respectively. The Company also has various other lease obligations, which are not material in the aggregate.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Sirius International is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future funding of LUC by Sirius International are as follows (in millions):

2007
Year	Amount
Due in one year or less	$0.9
Due in two to three years	1.6
Due in four to five years	1.5
Due after five years	4.0
Total	$8.0

Legal Contingencies

The Company and the reinsurance industry in general, are subject to litigation and arbitration in the normal course of its business. The Company is not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which is expected to have a material impact on its financial condition as of December 31, 2007.

Reinsurance Intermediaries

During the years ended December 31, 2005, 2006 and 2007, the Company received no more than 10% of its gross reinsurance premiums from any individual ceding company (excluding amounts assumed from Esurance). During the years ended December 31, 2005, 2006, and 2007, the Company received approximately 38%, 41%, and 42% of its gross reinsurance written premiums from three major, third-party reinsurance intermediaries as follows: (1) AON Re – 17%, 19%, 22%; (2) Benfield – 13%, 12%, 9%; and (3) Guy Carpenter – 8%, 10%, 11%.

Limited Partnerships

As of December 31, 2007, the Company had approximately $42.9 million of unfunded commitments in regards to its investments in limited partnerships.

NOTE 14.      Income Taxes

The Company is domiciled in Bermuda and has subsidiaries domiciled in several countries. The majority of the Company’s worldwide operations are domiciled and subject to tax in the United States of America, Sweden, Luxembourg, Ireland, and Bermuda. Income earned or losses incurred by non-U.S. companies will generally be subject to an overall effective tax rate lower than that imposed by the United States.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

The components of the income tax provision (benefit) for the years ended December 31, 2005, 2006 and 2007, consisted of the following (in millions):

	2005	2006	2007
Current tax (benefit) provision :
US	$(22.1)	$(3.1)	$4.9
Non-US	40.5	19.8	26.6
Total current tax provision	18.4	16.7	31.5

Deferred tax (benefit) provision :
US	(28.5)	(25.2)	17.1
Non-US	(31.9)	53.8	18.1
Total deferred tax (benefit) provision	(60.4)	28.6	35.2
Total income tax (benefit) provision	$(42.0)	$45.3	$66.7

Net US income tax recoveries (payments)	$9.3	$44.1	$(2.5)

Net Non-US income tax (payments)	$(24.7)	$(42.0)	$(23.9)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for tax purposes. An outline of the significant components of the Company’s deferred tax assets and liabilities follows (in millions):

	December 31, 2006			December 31, 2007
	US	Non-US	Total	US	Non-US	Total
Deferred income tax assets related to:
Loss reserves	$65.6	$39.7	$105.3	$73.0	$35.2	$108.2
Net operating losses and tax credit carryforwards	13.7	53.1	66.8	14.6	56.9	71.5
Olympus Indemnity Agreement	48.0	—	48.0	48.0	—	48.0
Deferred Interest	18.9	—	18.9	0.9	—	0.9
Unearned insurance and reinsurance premiums	15.1	—	15.1	13.9	—	13.9
Compensation and benefit accruals	13.2	0.5	13.7	9.5	1.0	10.5
Deferred gain on reinsurance contracts	11.2	—	11.2	9.7	—	9.7
Allowance for doubtful accounts	0.7	—	0.7	0.7	—	0.7
Other items	—	—	—	—	0.5	0.5
Total deferred income tax assets	$186.4	$93.3	$279.7	$170.3	$93.6	$263.9

Deferred income tax liabilities related to:
Safety reserve	—	350.8	350.8	—	397.8	397.8
Deferred acquisition costs	21.0	—	21.0	19.6	—	19.6
Net unrealized investment gains (losses)	10.5	0.1	10.6	8.4	4.7	13.1
Foreign currency translations on investments and other assets	—	1.8	1.8	5.5	—	5.5
Other items	8.7	(1.3)	7.4	5.8	—	5.8
Total deferred income tax liabilities	40.2	351.4	391.6	39.3	402.5	441.8

Net deferred tax asset (liability) before valuation allowance	146.2	(258.1)	(111.9)	131.0	(308.9)	(177.9)
Valuation allowance	—	(54.8)	(54.8)	—	(45.3)	(45.3)
Net deferred tax asset (liability)	$146.2	$(312.9)	$(166.7)	$131.0	$(354.2)	$(223.2)

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

At December 31, 2007, there were US net operating loss carryforwards of approximately $30.3 million. These losses are subject to an annual limitation on utilization under Internal Revenue Code Section 382 and will expire as follows: $3.4 million in 2008, $12.5 million in 2021, $6.2 million in 2023, $0.1 million in 2024, and $8.1 million in 2025. There were $38.7 million in net operating loss carryforwards available to reduce Swedish taxable income relating to Scandinavian Re. These net operating loss carryforwards expire as follows: $14.9 million in 2008, $23.0 million in 2009 and $0.8 million in 2010.  However, on January 30, 2008, Scandinavian Re, which is a Bermuda entity, was sold to another White Mountains Re entity and its income will no longer be subject to Swedish tax. Therefore, its deferred tax assets and valuation allowance related to Swedish income taxes will be eliminated going forward.

At December 31, 2007, there were foreign tax credit carryforwards available of approximately $4.0 million which will expire in 2017.

A reconciliation of taxes calculated using a 35% statutory rate for the US operations and a weighted average rate for the non-US operations to the income tax provisions on pre-tax income (loss) is presented below (in millions) for the years ended December 31, 2005, 2006 and 2007. The weighted average rate has been calculated using pre-tax income (loss) in each non-US tax jurisdiction multiplied by that tax jurisdiction’s applicable statutory rate.

	Year ended 2005			Year ended 2006			Year ended 2007
	US	Non-US	Total	US	Non-US	Total	US	Non-US	Total
Income tax (benefit) at the statutory rate	$(49.0)	$13.2	$(35.8)	$(26.9)	$81.6	$54.7	$21.5	$62.3	$83.8
Differences in taxes resulting from:
Tax reserve adjustments	4.6	—	4.6	(1.4)	1.2	(0.2)	(3.1)	—	(3.1)
Tax return adjustments	3.0	(1.1)	1.9	1.0	1.0	2.0	0.8	0.5	1.3
Sale of subsidiary - basis difference	—	—	—	(1.0)	—	(1.0)	—	—	—
Goodwill and purchase price adjustments	(8.0)	1.4	(6.6)	—	(2.4)	(2.4)	3.2	(0.7)	2.5
Tax exempt income	(1.3)	—	(1.3)	(0.8)	—	(0.8)	(0.6)	(11.6)	(12.2)
Foreign exchange gains (losses)	—	5.8	5.8	—	—	—	—	—	—
Change in valuation allowance	—	(11.8)	(11.8)	—	(7.8)	(7.8)	—	(4.2)	(4.2)
Other, net	0.1	1.1	1.2	0.8	—	0.8	0.2	(1.6)	(1.4)
Total income tax (benefit) on pre-tax income or loss	$(50.6)	$8.6	$(42.0)	$(28.3)	$73.6	$45.3	$22.0	$44.7	$66.7

The US federal income tax returns of the US companies are routinely audited by taxing authorities. For federal income tax purposes, years 2003 through 2005 are currently under examination. All years prior to 2003 have been settled. The Swedish income tax returns of the Swedish companies have been settled or closed for all tax years through 2006. The Internal Revenue Service (IRS) commenced an examination of certain of the Company’s U.S. subsidiaries’ income tax returns for 2003 through 2005 in the second quarter of 2006 that is anticipated to be completed by the end of 2008. As of December 31, 2007, the IRS has not proposed any significant adjustments to taxable income. Due to the uncertainty of the outcome of the on-going IRS examination, the Company cannot estimate the range of reasonably possible changes to its unrecognized tax benefits at this time. However, the Company does not expect to receive any adjustments that would result in a material change to its financial position.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes when the benefit of a given tax position should be recognized and how it should be measured. In connection with the adoption of FIN 48, the Company has recognized a $2.7 million decrease in the liability for unrecognized tax benefits, primarily as a result of reductions in its estimates of accrued liabilities. The effect of adoption has been recognized as an adjustment to opening

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Millions)
Balance at January 1, 2007	$15.8
Additons for tax positions related to the currect year	—
Subtractions for tax positioins of prior years	1.2
Balance at December 31, 2007	$17.0

If recognized, $8.3 million would be recorded as a reduction to income tax expense. Also included in the balance at December 31, 2007, are $8.7 million of tax positions for which ultimate deductibility is highly certain but the timing of deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

FIN 48 also addresses how interest and penalties should be accrued for uncertain tax positions, requiring that interest expense should be recognized in the first period interest would be accrued under the tax law. The Company classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the year ended December 31, 2007, the Company recognized a negligible amount of interest expense. The balance of accrued interest at December 31, 2007 is $0.3 million, net of federal benefit.

NOTE 15.      Debt

The Company’s debt outstanding as of December 31, 2006 and 2007 consisted of the following:

	December 31
In millions	2006	2007

Senior Notes, at face value	$—	$400.0
Unamortized original issue discount	—	(1.1)
Senior Notes, carrying value	—	398.9
Sierra Note	27.2	36.3
Total debt	$27.2	$435.2

In November 2006, White Mountains and the Company, as co-borrowers and co-guarantors, established a $500 million revolving credit facility that matures in November of 2011 (the “WTM Bank Facility”). As of December 31, 2006, the Company guaranteed $320 million which was drawn on the facility by White Mountains. White Mountains repaid this amount during the first quarter of 2007. As a result of the mandatory commitment reduction provisions in the WTM Bank Facility, the facility was reduced to $304 million as a result of the issuance of the Senior Notes (as defined below). During 2007, White Mountains replaced the WTM Bank Facility with a new $475 million revolving credit facility that matures in June 2012. This new facility removed the Company as co-borrowers and co-guarantors.

Senior Notes

On March 19, 2007, the Company issued $400 million face value of senior unsecured debt at an issue price of 99.715% (the “Senior Notes”) for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017. The net proceeds from the Senior Notes were distributed to White Mountains and were used by White Mountains in part to repay the $320 million of

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

outstanding borrowings under the WTM Bank Facility. The Company deferred $3.6 million in expenses related to the issuance of the Senior Notes (including $2.6 million in underwriting fees), which are being recognized into interest expense over the life of the Senior Notes.

In anticipation of the issuance of the Senior Notes, the Company entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the closing of the Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the Senior Notes using the interest method and is included in interest expense. At December 31, 2007, the unamortized balance of the loss remaining in accumulated other comprehensive income was $2.3 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the Senior Notes yield an effective rate of 6.49% per annum. The Company recorded $20.2 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the Senior Notes for the year ended December 31, 2007.

Sierra Note

In connection with a prior acquisition, Folksamerica Holdings on March 31, 2004 entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which will be adjusted over its approximate six-year term to reflect favorable or adverse loss reserve development on the acquired loss reserve portfolio and run-off of remaining policies in force (mainly workers’ compensation business) as well as certain other balance sheet protections. Since the closing of the acquisition, the Sierra Note has been reduced by $25.7 million as a result of adverse development on the acquired reserves and run-off of unearned premium; $22.8 million of adverse development which accrued in 2005, and $9.1 million of favorable development occurring in 2007. Interest accrues on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and will be payable at its maturity. The Company owed $36.3 million on the Sierra Note as of December 31, 2007. The Sierra Note matures on December 31, 2009. The Company recorded $0 million, $1.1 million, and $3.0 million in interest expenses for the years ended December 31, 2005, 2006 and 2007, respectively.

Total interest expense incurred by the Company for its indebtedness was $2.3 million, $3.9 million, and $23.2 million during 2005, 2006 and 2007, respectively. Total interest paid by the Company for its indebtedness was $0.4 million, $2.8 million, and $12.8 million during 2005, 2006 and 2007, respectively.

NOTE 16.      Preference Shares

On May 24, 2007, the Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (“Preference Shares”).  Proceeds of $246.0 million, net of $4.0 million of issuance costs and commissions, were received from the issuance. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividend paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017.  After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of 3 month LIBOR plus 3.20% or 7.506%.  The Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present value of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points. In the event of liquidation of the Company, the holders of the Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds. During 2007, the Company distributed $11.3 million of dividends in regards to these Preference Shares.

NOTE 17.      Comprehensive Income (Loss)

The components of comprehensive income (loss) for the years ended December 31, 2005, 2006, and 2007 are shown in the following table (in millions):

	2005	2006	2007
Net income	$65.5	$281.6	$217.4
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	(44.7)	46.4	61.8
Unrealized (losses) gains on securities arising during the year	(14.6)	23.3	(39.9)
Reclassification adjustment for realized losses (gains) included in net income	(81.9)	(59.2)	57.5
Net change in interest rate swap	—	—	(2.3)
Other comprehensive (loss) income, before tax	(141.2)	10.5	77.1

Income tax expense related to items of other comprehensive income (loss):
Tax benefit (expense) from unrealized (losses) gains arising during the year	4.1	(11.4)	25.6
Tax benefit (expense) from realized losses (gains) included in net income	27.3	18.6	(24.1)
Income tax expense related to items of other comprehensive income (loss)	31.4	7.2	1.5

Other comprehensive (loss) income, net of tax	(109.8)	17.7	78.6
Comprehensive (loss) income	$(44.3)	$299.3	$296.0

The following table shows the components of the change in accumulated other comprehensive income for years ending December 31, 2005 and 2006 (in millions):

	2006		2007
Beginning balance of accumulated other comprehensive income		$29.9		$46.9
Beginning balance of foreign currency translation adjustments	$(20.9)		$25.5
Current year change in foreign currency translation adjustments	46.4	46.4	61.8	61.8
Ending balance of foreign currency translation adjustments	$25.5		$87.3

Beginning balance of unrealized gains on securities	$50.8		$21.4
Current year change in unrealized gains on securities	(28.7)	(28.7)	19.1	19.1
Cumulative effect adjustment - hybrid instruments (see Note 3)	(0.7)	(0.7)	—	—
Ending balance of unrealized gains on securities	$21.4		$40.5

Beginning balance of interest rate swap			$—
Current year change in interest rate swap			(2.3)	(2.3)
Ending balance of interest rate swap			$(2.3)
Current year change in accumulated other comprehensive income		17.0		78.6
Ending balance of accumulated other comprehensive income		$46.9		$125.5

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

NOTE 18.      Statutory Capital and Surplus

The Company’s operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

US

In the United States of America, individual states regulate and oversee the Company’s US insurance operating subsidiaries. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital (“RBC”) standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2007, the Company’s active U.S. operating subsidiaries exceeded their respective RBC requirements.

As part of its general regulatory oversight process, the State’s Insurance Departments usually conduct financial condition examinations of domiciled insurers and reinsurers every three to five years, or at such other times as is deemed appropriate by the Insurance Commissioner. The New York Department of Insurance conducted a financial condition examination of FRC for the years 2001 through 2004. This examination was concluded in 2006 but no report has been issued as of February 2008. The Company does not expect the report to contain any material adverse findings. In addition, the California Department of Insurance concluded its financial condition examination of CCIC for the years 2003 through 2005. This examination was concluded during 2007 with no material adverse findings.

FRC’s policyholder’s surplus, as reported to various regulatory authorities as of December 31, 2006 and 2007 was $1,153.3 million and $926.6 million, respectively. FRC’s statutory net (loss) income for the years ended December 31, 2005, 2006, and 2007 was ($81.7) million, $46.9 million and $62.9 million, respectively. The principal differences between FRC’s statutory amounts and the amounts reported in accordance with US GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. FRC’s statutory policyholders’ surplus at December 31, 2007 was in excess of the minimum requirements of relevant state insurance regulations.

Non-US

Sirius International is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the “Swedish FSA”). As Sweden is a member of the European Union (the “EU”), this supervision covers all locations within the EU. Generally, the Swedish FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. The Company believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance.

WMRB is subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). Generally, the BMA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, method of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for protection of policyholders rather than shareholders. As of December 31, 2007, WMRB had statutory capital and surplus of $767.8 million, which was in excess on the minimum requirements of the BMA.

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

Dividend Capacity

Under the insurance laws of the jurisdictions under which the Company’s reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the ability of the Company’s active reinsurance and reinsurance operating subsidiaries to pay dividends to the Company and certain of its intermediate holding companies:

FRC:

FRC has the ability to pay dividends during any 12-month period without the prior approval of regulatory authorities in an amount equal to the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2007 statutory surplus of $926.6 million, FRC would have the ability to pay approximately $92.7 million of dividends during 2008 without prior approval of regulatory authorities, subject to the availability of earned surplus. As of December 31, 2007, FRC had $69.0 million of earned surplus. In addition, during the fourth quarter of 2007 Folksamerica redeemed $285.0 million of its common shares after receiving approval from the Insurance Department of the State of New York. $250 million of these proceeds were used to further capitalize WMRB.

Sirius International:

Sirius International has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Unrestricted statutory surplus as of December 31, 2007, was approximately $52.0 million. Historically, Sirius International has allocated the majority of its earnings to the safety reserve. In accordance with provisions of Swedish law, Sirius International is permitted to transfer up to the full amount of its pre-tax income, subject to certain limitations, into an untaxed reserve referred to as a safety reserve, which amounted to $1.4 billion at December 31, 2007. Under GAAP, an amount equal to the safety reserve, net of the related deferred tax liability established at the Swedish tax rate of 28%, is classified as shareholder’s equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s safety reserve ($397.8 million at December 31, 2007) is included in solvency capital. Access to the safety reserve is restricted to coverage of aggregate losses and requires the approval of the Swedish regulatory authorities.

Other:

WMRB has the ability to declare and pay dividends of up to $103.0 million in 2008 without regulatory approval, subject to meeting all appropriate liquidity and solvency requirements.

WMRUS has the ability to distribute its 2008 earnings without restriction. During 2006 and 2007, WMRUS paid $14 million and $8 million of cash dividends to its immediate parent.

In addition, as of December 31, 2007, White Mountains Re and its intermediate holding companies had an additional $56.9 million of unrestricted cash, short term investments and fixed maturity investments outside of FRC, Sirius, WMRB, WMRUS and Galileo. During 2006 and 2007, White Mountains Re paid $45.8 million and $477.3 million of dividends to its immediate parent.

NOTE 19.      Shareholders’ Equity

Capital Contributions

White Mountains contributed a total of $250 million and $106 million in cash and investments to the Company during 2005 and 2006, respectively. The 2005 contributions were in the form of promissory notes

White Mountains Re Group, Ltd.

Notes to the Consolidated Financial Statements

issued by White Mountains to Folksamerica Holdings, the first issued on September 21, 2005, for $150 million, and the second issued on December 27, 2005, for $100 million. On December 30, 2005, White Mountains contributed both promissory notes to the Company and the notes were subsequently cancelled Included in the 2006 contributions is the deferred gain of $4 million on the sale of Symetra common stock to White Mountains and the deferred gain of $2 million on the sale of Sirius America.

Dividends

During 2005, 2006, and 2007, the Company distributed approximately $97.7 million, $45.8 million and $466.0 million, in cash and investments to its parent, respectively.

NOTE 20.      Subsequent Events

On January 7, 2008, White Mountains Re acquired Helicon Re Holdings, Ltd. and its wholly-owned subsidiary, Helicon Reinsurance Company, Ltd., a Bermuda domiciled reinsurance company, for approximately $150 million in cash. White Mountains Re did not acquire any infrastructure or employees.

On March 10, 2008, White Mountains signed an exchange agreement with Berkshire to transfer certain run-off businesses and a substantial amount of cash to Berkshire in exchange for substantially all of the common shares of White Mountains owned by Berkshire.

Under the terms of the agreement, Berkshire would exchange all or substantially all of its 16.3% stake in White Mountains (1,724,200 common shares) for 100% of a White Mountains subsidiary, which will hold CCIC, International American Group, Inc. (“IAG”) and $751 million in cash, subject to adjustment. As of December 31, 2007, CCIC and IAG had combined gross assets of approximately $435 million and adjusted shareholder’s equity of $58 million. Following the consummation of the transaction, expected during the third quarter of 2008, the outstanding common shares of White Mountains would be reduced to approximately 8.8 million shares.

White Mountains and Berkshire have structured the transaction in a manner intended to comply with Section 355 of the Internal Revenue Code. Accordingly, neither White Mountains nor Berkshire expects to realize a taxable gain as a result of the exchange. The number of White Mountains common shares to be exchanged and the amount of cash to be included are subject to tax related adjustment.

The transaction is subject to customary closing conditions, including, among other things, regulatory approvals and the receipt of a ruling from the Internal Revenue Service.

The transaction was unanimously approved by the board of directors of White Mountains.

NOTE 21.      Event Subsequent to the Date of the Independent Auditor’s Report (Unaudited)

During the first quarter of 2008, the Company recorded $41 million of unfavorable loss development related to construction defect (“CD”) exposed accounts written by FRC in the 2000 and 2001 underwriting years, partially offset by $8 million of favorable development, primarily from recent accident years.  As a result of this first quarter loss development, management conducted a comprehensive loss reserve review (the “Reserve Review”) that included analysis performed by external consultants and internal underwriting, claims and actuarial personnel.  The Reserve Review included all of FRC’s non-CD casualty loss reserves, with particular emphasis on the 1996 through 2002 underwriting years.  In addition, management conducted a review of certain lines of business at Sirius that also incorporated analysis from external consultants.  The Reserve Review resulted in $140 million of additional unfavorable loss development recorded at FRC during the second quarter of 2008, partially offset by $85 million of favorable loss development recorded at Sirius during the second quarter of 2008, which results in a $55.0 million and $29.8 million charge on a pre-tax and after-tax basis, respectively.